Exhibit 99.1

Contact:

Ana Lopez

Evan Smith, CFA / Erica Pettit

SFBC International

Financial Dynamics

305-895-0304

212-850-5606 / 212-850-5614

SFBC International Announces Completion of Merger with PharmaNet

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Merger Positions SFBC as Top 10 Global Provider of Comprehensive Phase I-IV Drug Development Services

MIAMI – December 22, 2004 – SFBC International, Inc. (NASDAQ: SFCC), a provider of specialized drug development services to global and specialty pharmaceutical, biotechnology and generic drug companies, announced today that it has completed its merger with PharmaNet, Inc., a private international drug development company headquartered in Princeton, NJ, which was previously announced on November 3, 2004. The combined entity will provide one of the most comprehensive Phase I-IV drug development service offerings across North and South America, Europe, Asia and Australia with plans to expand its presence in Central/Eastern Europe and Asia, including Japan and Singapore.

Under the terms of the agreement, SFBC purchased 100% of the stock of PharmaNet for approximately $248.6 million in cash, including PharmaNet’s estimated working capital. SFBC financed the transaction with approximately $134 million of cash from its balance sheet and $125 million drawn from new $160 million senior secured credit facilities.

All 15 key PharmaNet executives signed multi-year employment agreements with SFBC and used a portion of the merger consideration to purchase SFBC common stock or acquire SFBC options. SFBC received approximately $8.9 million from the sale of common stock at $34.33 per share. Mr. Jeffrey P. McMullen will remain President and Chief Executive Officer of PharmaNet and will join the executive management team of SFBC. Mr. McMullen is expected to join SFBC's Board of Directors at SFBC's next Annual Meeting of Stockholders.

The $160 million senior secured credit facilities, which were syndicated by UBS Securities LLC serving as lead arranger and sole bookrunner, consist of a $120 million Term Loan and a $40 million revolving line of credit, which replaced the Company’s previous $25 million line of credit. An aggregate of $125 million was drawn under the facilities at closing. SFBC’s existing $8.7 million mortgage on its Miami facility was paid off. SFBC now has total senior secured debt of $125 million and total debt, including the Senior Convertible Notes, of approximately $275 million.

“This merger is an exceptional strategic fit, resulting in SFBC becoming a global top 10 contract research organization with a diversified service offering, customer mix and geographic presence,” stated Arnold Hantman, Chief Executive Officer of SFBC. “We look forward to building upon our current focus to expand our services and global reach to meet the growing needs of branded pharmaceutical, biotechnology and generic drug companies worldwide.  We are confident that this merger will offer a range of opportunities to expand our presence with existing clients as well as enable us to attract new clients given the increased size and scope of our resources and capabilities.”

Dr. Lisa Krinsky, Chairman and President of SFBC, commented, “We are extremely pleased to complete this combination, which we believe firmly establishes SFBC as a leader in the contract research marketplace. This merger creates a stronger platform for potential growth in the coming years by providing our clients with access to 2,000 employees in 25 countries on five continents. Our clients are interested in developing new drugs more quickly and in a more cost effective manner, while improving the quality and level of testing to ensure the safety and efficacy of the drugs when they come to market. This merger will enable us to provide optimal site selection, timely patient recruitment and the efficient conduct of complex worldwide clinical trials. We welcome PharmaNet's employees to SFBC and look forward to serving our clients and a broader market going forward. This merger will further enable SFBC to take a leadership role in delivering the highest quality drug development services to our clients worldwide.”

Jeffrey P. McMullen, President and Chief Executive Officer of PharmaNet, stated, “The closing of the merger is a significant milestone that provides PharmaNet with a unique opportunity to combine forces with a highly successful company within the contract research industry and create a much stronger organization given the highly complementary nature of our businesses. We're very excited about joining SFBC because we believe the company has the resources and commitment necessary to support our combined growth strategy. With the global PharmaNet team remaining in place combined with the support of SFBC, we are confident we can continue to build on our record of success. I look forward to playing an integral role in the future success of SFBC.”

Jefferies & Company acted as financial advisor to SFBC in connection with this transaction. UBS Investment Bank acted as financial advisor to PharmaNet.

About SFBC International, Inc.

SFBC International, Inc. is a global leader in providing early and late stage drug development services with one of the broadest and highest quality service offerings to support the growing drug development needs of the pharmaceutical, biotechnology, medical device and generic drug industries around the world. The company has more than 30 offices located in North America, South America, Europe, India, and Australia. In early clinical development services, SFBC specializes primarily in the areas of Phase I clinical trials and bioanalytical laboratory services, including early clinical pharmacology. The company also offers clinical development expertise in the following areas: strategic planning protocol/CRF design, consulting, project management, site selection and management, trial monitoring, information technology including electronic data capture, data management and biostatistics, quality control/assurance, late-stage services and regulatory affairs. Additional information is available at the Company's website, www.sfbci.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act") including PharmaNet’s expansion plans; the merger providing SFBC the ability to expand its presence and attract new clients; the anticipated positive effects the merger may have on SFBC, by creating a stronger platform for potential growth; providing SFBC with the ability to provide optimal site selection, timely patient recruitment, and the efficient conduct of complex worldwide clinical trials; its ability to create a stronger organization; and SFBC’s continuing to build on its record of success. Additionally words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to,  SFBC's ability to integrate PharmaNet, its clients and its employees or to achieve the benefits anticipated by the merger; regulatory changes; cancellation of contracts; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; factors which affect the profitability of SFBC’s clients including drug safety issues, our ability to compete internationally in attracting pharmaceutical companies in order to develop additional business; our clients' ability to provide the drugs and medical devices used in our clinical trials; and the economic climate nationally and internationally as it affects drug development operations. Further information on the Company's risk factors is contained in the Company's Form 10-K and other filings with the Securities and Exchange Commission.

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